EXHIBIT 10.1

RESEARCH COLLABORATION AGREEMENT

This Agreement is entered into as of April 30, 2020 (the “Effective Date”) between Nascent Biotech Inc., a Nevada corporation (“NBIO”) with its principal office located at 6330 Nancy Ridge Dr Suite 105, San Diego, CA 92121, and Manhattan BioSolutions, Inc. a Delaware corporation (“MBS”) with its principal office located at 477 Madison Avenue, 6th Floor, New York, NY 10022, each hereinafter referred to individually as a “Party” and collectively as the “Parties.” The purpose of this Agreement is to set forth the terms and conditions pursuant to research collaboration between NBIO and MBS.

RECITALS

WHERAS, the Parties are currently in the process of research and development collaboration which foresees the interest of both parties to identify and develop preclinical or clinical candidates for the prevention or treatment of the Coronavirus Disease (COVID-19) and subsequently, subject to certain conditions, an license agreement regarding molecules owned by MBS,

WHEREAS, MBS seeks to initiate certain research efforts to design and construct novel prophylactic vaccines based on the recombinant Bacillus Calmette-Guérin (BCG) for the prevention of COVID-19 or COVID-19 associated immunopathologies (the “Project”).

WHEREAS, NBIO has experience with conducting nonclinical IND-enabling studies as well as clinical development of therapies;

WHEREAS, NBIO desires to collaborate with MBS to participate in, and contribute to the Projects;

WHEREAS, MBS is seeking a strategic and financial contribution from a partnership with NBIO to develop the Projects;

WHEREAS, upon a successful identification or nomination of each Preclinical or Clinical Candidate, NBIO will have an option to enter into a license agreement with MBS under which NBIO will further develop and commercialize each candidate; and

WHEREAS, if NBIO fails to exercise its option as to a Preclinical or Clinical Candidate, then MBS shall obtain from NBIO a license to further develop and commercialize such Preclinical or Clinical Candidate; and

WHEREAS, Parties hereby acknowledge and agree that Agreement shall include certain financial terms which include:

Upon execution of this Agreement and the acceptance by NBIO of the candidate offer by MBS to NBIO; NBIO shall issue to MBS NBIO equity equivalent in value to $100,000.

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The Company represents that the Shares issued pursuant to this agreement are duly authorized, validly issued, non-assessable at $.001 par value per share.

On the 12 month anniversary of this agreement, the Company (NBIO) shall issue additional $100,000 worth of common shares with the option to pay in a combination of cash and stock.

WHEREAS, this Agreement sets forth the principal terms and conditions upon which the Parties will proceed with reference to the Project and the ratification of a subsequent Contract; and,

NOW THEREFORE, the Parties confirm, in this agreement to enter into a Contract, whose terms, if consummated shall contain certain of the following provisions:

1. Intention.

1.1 Project Outcome and Results. Parties acknowledge that the Project is a research project with no guaranteed outcome or results.

1.2 Project Management Responsibility.

MBS shall initiate the certain research and drug discovery activities to design and construct recombinant BCG vaccine that expresses one or several polypeptides derived from SARS-CoV-2 coronavirus. As set forth in this agreement, MBS is responsible for any future expenditures related to the Project.

MBS at its sole election may prepare and file appropriate United States and foreign patent applications for Inventions. MBS will provide NBIO, on a confidential basis, a copy of any such application filed and any documents received or filed during prosecution thereof and will provide NBIO the opportunity to comment thereon.

MBS will grant to NBIO, and NBIO will be willing to accept, an option to negotiate an exclusive, royalty-bearing license to use and otherwise exploit the certain intellectual property and technology for the prevention or treatment of COVID-19 or other coronavirus diseases on terms mutually agreed upon between the Parties.

2. Duration and Termination. The agreement shall be effective upon the date last signed and executed by the duly authorized representatives of the Parties and shall remain in full force and effect until terminated per mutual agreement or cause. Except for those provisions that shall survive the termination of this agreement, the rights and obligations of the Parties under this agreement shall terminate upon the occurrence of any one of the following, and MBS, at the sole election of MBS.

2.1. MBS’s determination, that Parties participation in the Project is incompatible with MBS’s objectives relating to the Project;

2.2 Notice from MBS that the Project has been cancelled, delayed, reduced, or postponed;

2.3. Filing by NBIO or NBIO’s parent of a voluntary case seeking liquidation or reorganization under the Bankruptcy Act; NBIO’s consent to the institution of an involuntary case under the Bankruptcy Act against NBIO; the filing of any similar proceeding for or against NBIO, or its consent to, the dissolution, winding-up or readjustment of NBIO’s debts, appointment of a receiver, conservator, trustee, or other officer with similar powers over NBIO, under any other applicable state or federal law; or, NBIO’s insolvency due to NBIO’s inability to pay its debts generally as they become due.

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3. Confidentiality; Non-Disclosure.

3.1. During the term of this Agreement, each Party agrees to receive from the other participation details, contribution amounts, costs, and technical information and data (“Confidential Information”) for the purpose of fulfilling the Project. In addition, the Parties anticipate that, under this Agreement it may be necessary for either Party to transfer to the other information of confidential and proprietary nature (also, “Confidential Information”). Confidential Information shall be clearly identified by the disclosing Party at the time of disclosure by (i) appropriate stamp or markings on the document exchanged; or (ii) written notice, with attached listings of all material, copies of all documents.

3.2. Each of the Parties agrees that it will use the same reasonable efforts to protect such Confidential Information as are used to protect its own Confidential Information. Disclosures of such Confidential Information shall be restricted to those individuals or entities participating or seeking to participate in the Project.

3.3. Neither Party shall make any reproduction, disclosure, or use of such Confidential Information except as follows: (i) such Confidential Information furnished by the NBIO may be used, reproduced and/or disclosed by MBS in performing its obligations under this LOI and in furtherance of the Project; and, (ii) such Confidential Information furnished by MBS may be used, reproduced and/or disclosed by the NBIO in performing its obligations under this LOI.

3.4. This Section shall survive the termination of this Agreement.

4. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Nevada and the federal laws of the United States of America. The Parties hereby consent and submit to the jurisdiction and forum of the state and federal courts in the state of Nevada in all questions and controversies arising out of this Agreement.

5. Relationship of the Parties. Nothing in this Agreement shall be deemed to constitute, create, give effect to, or otherwise recognize a joint venture, partnership, or formal business entity of any kind, and the rights and obligations of the Parties shall be limited to those expressly set forth herein.

6. No Assignment. Neither this Agreement or any of the rights and obligations herein shall be assigned by NBIO without the prior written approval of MBS.

7. Indemnification. Each party shall indemnify, defend, and hold the other party harmless from and against any and all claims, actions, suits, demands, assessments, or judgments asserted, and any and all losses, liabilities, damages, costs, and expenses (including, without limitation, attorneys fees, accounting fees, and investigation costs to the extent permitted by law) alleged or incurred arising out of or relating to any operations, acts, or omissions of the indemnifying party or any of its employees, agents, and invitees in the exercise of the indemnifying party's rights or the performance or observance of the indemnifying party's obligations under this Agreement.

Prompt notice must be given of any claim, and the party who is providing the indemnification will have control of any defense or settlement.

8. Notices. All notices hereunder shall be in writing and delivered by certified or regular mail return receipt requested to the following.

9. Entire Agreement. This Agreement contains the entire agreement and understanding between the Parties and supersedes any prior or contemporaneous oral or written agreements, commitments, understandings or communications with respect to the subject matter herein. This Agreement shall not be varied except by an instrument in writing of subsequent date, duly executed by an authorized representative of each Party.

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10. Publicity and News Releases. Any information regarding this Agreement or anything relating to this Agreement shall not be released to the news media or general public, without the prior approval of both Parties to the Agreement.

Manhattan BioSolutions, Inc. (MBS)		Nascent Biotech Inc (NBIO)

By:	/s/ Boris Shor	By:	/s/ Sean Carrick
Name:	Boris Shor, PhD	Name:	Sean Carrick
Title:	CEO	Title:	CEO

Date: April 30, 2020		Date: April 30, 2020

Address for Notice:		Address for Notice:

Manhattan BioSolutions, Inc.		Nascent Biotech Inc
477 Madison Avenue, 6th Floor		6330 Nancy Ridge Drive/ Suite 105
New York, NY 10021		San Diego CA 92121

Attention: Boris Shor		Attention: Sean Carrick

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